BROKER-DEALER SERVICES AGREEMENT

This Broker-Dealer Service Agreement
("Agreement") is
made and entered into as of March 21 , 2020
 by and between JumpStart Securities, LLC
("Jumpstart", "us, "our", or "we") and
Atlis Motor Vehicles ("Issuer", "you" or
"your").

Whereas, Jumpstart is a broker-dealer
registered with the
Securities and Exchange Commission
and a member of the Financial Industry
Regulatory Authority
 ("FINRA") providing capital markets
compliance and other services for market participants, including issuers conducting offerings of securities pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), including
Regulation A,
as amended. In servicing this market,
Jumpstart
has created and maintains proprietary tools and technology, negotiated third-party integrations, and
has developed operational services,
including limited
customer service and compliance, to provide certain back-end tools and specific compliance services to issuers raising capital; and,

Whereas, Issuer is undertaking a capital raising effort pursuant to the exemption from registration (the "Offering"); and,

Whereas Issuer recognizes the benefit of having Jumpstart,
 as a regulated market participant,
provide certain support services as
described herein for proposed
 investors in its Offering, and therefore
Issuer desires to retain Jumpstart and
Jumpstart desires to be
 retained by Issuer pursuant to the terms and conditions set forth herein.

Now, therefore, in consideration of the
mutual promises and
 covenants contained herein and
for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Retention:

a. Issuer hereby retains Jumpstart to
provide the services set
forth in Section 2 below (the
"Services") during the Offering period,
commencing on the date
hereof and until the earlier of the
completion or cancellation of the Offering or the termination of this Agreement as provided in Section 8 hereof.

b. Jumpstart shall serve as the back-office service provider for all potential investors in the Offering
as requested by the Issuer. However,
Jumpstart will not provide
services for any investors who are
introduced to the Offering by a registered broker-dealer that entered into a selling agreement with Issuer.
c. Issuer agrees to provide Jumpstart with due diligence information and materials as it reasonably
requests and undertakes to update such
information and materials
 throughout the Offering as may be
necessary for accuracy.
d. Jumpstart will not advise Issuer or any prospective investor with respect to the Offering, or the terms and structure thereof, which will be determined solely and exclusively by Issuer and its advisers in meeting its capital needs, but will assist in advising concerning marketing and distribution. Issuer will
provide Jumpstart with copies of the
Offering materials and
disclosures, including the investor
subscription agreement and the offering
circular (collectively,
the "Offering Circular"). Under no
circumstances shall any communication,
whether oral or written,
be construed or relied on by Issuer as
advice from Jumpstart. Issuer acknowledges that Jumpstart is not acting as a placement agent or
underwriter for the Offering and has not and will not at any time provide any securities, financing, legal or accounting advice to Issuer. Issuer represents that it will only rely on the advice of its securities counsel, accountants and/or auditors, and any placement agent or underwriter. Further, Issuer acknowledges and understands that Jumpstart will not have any direct communication with investors other than unsolicited contact that will be redirected to Issuer or
Issuer's designees.

2. Services:

a. JumpStart Securities Responsibilities -
JumpStart agrees to:

i. Phase one:

A. Advisory services, covering in-depth
analysis and assessment
activities on the
offering, business feasibility, business analysis, marketing approach, management experience with offerings, and certain out-of-pocket expenses for other analysis work/activities, such as legal work, diligence, etc.

ii. Phase two:

A. As part of a fee selection in Section
3c, JumpStart Securities
 may Market the
offering to its previous investors,
potential investors, and
solicit interest from investors
that meet the suitability, sophistication, and purchase criteria for the Offering;

B. Accept investor data from Issuer,
generally via any software
system used to
capture investors, but also via other means as may be established by mutual agreement of the Parties;

C. Review and process information from
potential investors,
including but not
limited to running reasonable background checks for anti-money laundering ("AML."),
IRS tax fraud identification and USA
PATRIOT Act purposes, and
 gather and review
responses to customer identification
information;

D. Verification of accredited investor
status of each investor,
as applicable in
Regulation D, Rule 506c offerings;

E. Review subscription agreements received from prospective investors to confirm they are complete;

F. Contact Issuer and/or Issuer's
designees, if needed, to
 gather additional
information or clarification from
prospective investors;


G. Advise Issuer as to permitted investment limits for investors pursuant to
Regulation D, Rule 506(c);

H. Provide Issuer with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

I. Serve as registered agent where required for state blue sky requirements, but in no circumstance will Jumpstart solicit a securities transaction, recommend the Issuer's securities or provide investment advice to any prospective investor;

J. Transmit data to transfer agent as book-entry data for maintaining Issuer's responsibilities for managing investors
(investor
relationship management, aka "CRM")
and for maintaining future good-delivery and recordkeeping;

K. Transmit any checks received from
subscribers promptly upon
settlement.

b. Issuer Responsibilities -Issuer agrees to:
i. Refer investor data, at its sole and
arbitrary discretion,
to Jumpstart Securities;
ii. Ensure investors understand they are making a "self-directed"
 decision, and provide
Jumpstart with all information and data
required to ascertain
whether the investor is eligible to
invest in the Offering and the investment threshold, if applicable;
iii. Immediately, but not later than within 24 hours, notify
Jumpstart with details of any
notices, requests, complaints or actions of or by any regulators, law enforcement, investors,
trade associations or legal counsel
regarding the Offering;
iv. Comply with state and federal laws and rules; and
v. Not compensate any unregistered person directly or indirectly with any fees,
commissions or other consideration based upon the amount, sale of securities or success of an
Offering.




c. Marketing of Offering -Issuer represents that it will ensure the marketing and promotional
activities it engages in, as related to the Offering, are not materially misleading and in compliance with all SEC rules and regulatory guidance, as well as industry best practices. Issuer will not compensate any person for directly selling securities unless such person is associated with a FINRA member brokerdealer and is appropriately registered with both the SEC and the state(s)
 in which the investors reside.
Issuer may use Jumpstart's name but only to extent set forth in
 Section 6 of this Agreement.


3. Compensation: For services provided
under this Agreement, the
terms and payments shall be:

a. Advisory Service Fee. We will pay
Jumpstart Securities, LLC a
$10,000 advisory fee for providing
initial analysis work in the first phase of services.
b. Administrative Service Fees: During the second phase of services, additionally, we will pay
Jumpstart Securities, LLC the following
administrative service
 fee: (i) fee per AML check executed,
below, {2) fee per AML
exception, as described in the fees below, and {3) accredited investor verification fee. Administrative service fees will be charged to Issuer at the time of the subscription.

i. US Individual $2

ii. US Entity $5

iii. CA/UK Individual $5

iv. CA/UK Entity $75
v. International Individual $60


vi. International Entity $75

vii. AML Exceptions $ !SO/investor owed
upon exception

viii. Investor verification
$45/verification owed upon subscription

c. Broker-Dealer Close Fees: During the
second phase of services,
a broker-dealer fee will be as
selected below. Please select one.

D Marketing fee, including broker of record service fee of 3.25%
(three and one quarter
percent) of the aggregate amount of gross
Offering proceeds
received, and that are accepted, by the
Issuer for use of Jumpstart's marketing
services in state notice
filings required for the Offering and
review of subscription information for
accuracy, completeness, and
 compliance with Regulation D
guidelines. Such fee shall not apply for any investor purchasing directly through Issuer wherein such investor is a contact of Issuer, and shall not apply to any investor referred by any other broker-dealer to
Issuer.

f!J Broker of record fee of 1.50% (one and one half percent) of the aggregate amount of gross
Offering proceeds received, and that are accepted by the Issuer.

Fees may be reduced on a case-by-case
basis, or as required in
compliance with FINRA rules. For these
purposes, an email from Jumpstart to Issuer will constitute sufficient evidence of an alteration of the fees contained in this Agreement. Any alteration to the fees shall not be interpreted to be, or constitute an amendment or general waiver of other terms of this Agreement unless specifically set forth by
Jumpstart in writing.

d. Expenses: Issuer will be responsible for and pay directly
(i) fees due to FINRA for filings made
with respect to the Offering, if necessary.
Pre-approved Travel
 and Offering expense reimbursements
may also be paid to Jumpstart Securities for out-of-pocket expenses (not to exceed $2,500). If expenses are expected to exceed $2,500 they will be pre-approved. Receipts would be presented with the
requested reimbursements.
e. Payment Terms: Jumpstart will charge
Administrative service fees
 directly to Issuer via ACHdebit
and Issuer hereby authorizes such payment.
Brokerage service fees
are due upon the sale of
securities to investors and Issuer agrees and directs that they will be paid from the flow of funds upon the acceptance by the Issuer of any investor, with such acceptance being conditional on the terms of the Offering. Once the Issuer countersigns the investor subscription the investors are accepted. The parties shall have the reasonable right to obtain documentation concerning the details of the payments due.

4. Warranties and Representations: The
Issuer and Jumpstart
represent and warrant that each has
all requisite power and authority to enter into and carry out the terms and provisions of this Agreement
and the execution, delivery and performance of this Agreement does not breach or conflict with any
agreement, document or instrument to which it is a party or bound, and further:

a. Jumpstart warrants and represents to the Issuer that:
i. It is an SEC registered, FINRA member, SIPC insured firm in good standing and licensed
to conduct securities business;
ii. It is duly registered in states where investors reside;
iii. Its personnel who provide services to the Issuer are licensed securities representatives
and/or principals, as required by
regulations for the business being
 conducted;
iv. It will not compensate any unregistered person with any fees based upon the amount or success of any investment in the Offering;
v. It will not solicit or sell investors any other services or investment products; and


vi. It will not provide any investment
advice nor any investment
solicitation or
recommendations to any investor.


b. Issuer warrants and represents to
Jumpstart that:


i. The offering materials will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in
order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ii. It will duly comply with all applicable state and Federal laws, rules and regulations and make all filings as required.

5. Non-Exclusivity, No Underwriting: This
Agreement is
non-exclusive and shall not be construed to prevent either party from engaging in any business activities.
6. Limited License of Trademarks. During the term of this
Agreement, Issuer may request to use
Jumpstart's name, logo and trademarks on its website and other marketing materials, but Jumpstart must approve in advance the specific uses intended by Issuer.
Generally, the use of Jumpstart's name,
logo or trademarks is not used in a manner that implies the
Offering is endorsed, recommended, or
vetted by Jumpstart, or that Issuer or its agents are authorized to act as a securities agent or a
representative of Jumpstart. Furthermore, it is agreed that
Jumpstart and Issuer each, in perpetuity, have the option to use the name and logo of one another in disclosing the existence of this business relationship.

7. Independent Contractor: It is agreed
that Jumpstart and Issuer
 are independent contractors for
the business and services provided
hereunder. Under no
circumstances shall this Agreement be
deemed
to imply or infer that Issuer and Jumpstart have anything other than an arm's length and independent relationship. Both Jumpstart and Issuer shall be individually responsible and liable for their own respective federal, state, local and other taxes or fees, as well as all costs associated with their
businesses. Jumpstart is not a fiduciary of the Issuer or its management or board of directors in regard to any of the Services provided under this Agreement.
8. Term and Termination: This Agreement is effective beginning on the date set forth above through the completion or cancellation of the Offering unless terminated by either Party pursuant to this Section 8.


a. Either Party may terminate their
participation in this
Agreement without cause by giving 10
days' notice via email to the other at any time. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of termination.
b. Either Party may terminate their
participation in this
Agreement for a material breach of this
Agreement immediately by giving notice via email to the other at any time. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of
termination. The non-breaching Party has the sole discretion to grant a period to cure by giving notice via email of the time period for such cure.
However, the grant
of a cure period does not waive any
indemnification or rights of the non-
breaching Party to pursue
all remedies.
c. In the event of any termination, the
responsibilities of each
 party detailed in Section 2 shall
cease.
d. If the agreement is terminated by
Issuer, Issuer will
reimburse Jumpstart for its actual,
documented out-of-pocket expenses up to an aggregate cap of
$10,000 (except if termination is for
breach of the Agreement by Jumpstart).


9. Mutual Indemnification: The Parties
hereby agree as follows:

a. To the extent permitted by law, the
Issuer will indemnify
Jumpstart and its affiliates,
stockholders, directors, officers,
employees and controlling
persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred
(including the reasonable
 fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this engagement letter, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from
Jumpstart's willful misconduct or gross
negligence in performing
the services described herein.


b. Promptly after receipt by Jumpstart of notice of any claim or the commencement of any action
or proceeding with respect to which
Jumpstart is entitled to
indemnity hereunder, Jumpstart will notify the Issuer in writing of such claim or of the commencement of such action or proceeding, and the Issuer will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to
Jumpstart and will pay the fees and
expenses of such counsel.
Notwithstanding the preceding sentence,
Jumpstart will be entitled to employ
counsel separate from
counsel for the Issuer and from any other party in such action if counsel for Jumpstart reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Issuer and
Jumpstart. In such event, the reasonable fees and disbursements of no more than one such separate
counsel will be paid by the Issuer, in
addition to local counsel.
 The Issuer will have the exclusive right to settle the claim or proceeding provided that the Issuer will not settle any such claim, action or proceeding without the prior written consent of Jumpstart, which will not be unreasonably withheld.
c. The Issuer agrees to notify Jumpstart promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this engagement letter.
d. If for any reason the foregoing
indemnity is unavailable
to Jumpstart or insufficient to hold
Jumpstart harmless, then the Issuer shall contribute to the amount paid or payable by Jumpstart as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Issue r on the one hand and Jumpstart on the other, but also the relative fault of the Issuer on the one hand and Jumpstart on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof,
Jumpstart's share of the liability
hereunder shall
not be in excess of the amount of fees
actually received,
or to be received, by Jumps tart under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by
Jumpstart).


10. Certain Placement Procedures. On or
prior to the date the
 securities are made available for
purchase by subscribers for the purchase and sale of the securities to subscribers in the Offering
(the
"Closing Date"), Jumpstart shall have
obtained from the Company
the following:

a. Officers' Certificate signed by the
Chairman of the Board
or the Chief Executive Officer and the
Secretary of the Company (in their
capacities as such) to the
 effect that the Company has performed all covenants and complied with all conditions required by this
 Agreement to be performed or complied
with by the Company, that the
representations and warranties
 of the Company set forth herein and the
disclosure provided in the offering
materials are
 true and correct.
b. Secretary's Certificate signed by the Secretary or
Assistant Secretary of the Company,
respectively, certifying (i) that the
Certificate of
Incorporation and Bylaws, as amended of the Company are true and complete, have not been modified and are in full force and effect, (ii) that the resolutions of the Company's Board of Directors relating to the public offering contemplated by this Agreement are in full force and effect and have not been modified,
(iii) as to the accuracy and completeness of all correspondence between the Company or its counsel and the Commission, and (iv) as to the incumbency of the officers of the Company.
The documents referred to in such
certificate shall be
attached to such certificate.

c. Legal Opinion of Company Counsel and
negative assurance
statement with respect to offering
customarily provided in public offerings addressed to
Jumpstart Securities in form and substance satisfactory to Jumpstart Securities.

11. Confidentiality and Mutual Non-
Disclosure: It is
acknowledged that in the performance of
this
Agreement each party may become aware of and/or in possession of confidential, non-public information of the other party. Except as necessary in this Agreement's performance, or as authorized in writing by a Party or by law, the Parties
(and their
affiliated persons) shall not disclose or make use of such non-public information. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Jumpstart to maintain copies of practically all data, including communications and Offering materials, regardless of any termination of this Agreement. Notwithstanding the foregoing, information which is, or was, in the public domain (including having been published on the internet) is not subject to this section.
12. Notices: All notices given pursuant to this Agreement shall be in writing and sent via email to:


Jumpstart Securities, LLC
jonathan@jumpstartsecurities.com




13. Binding Arbitration, Applicable Law and
Venue,
Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FIN
RA, and
laws of the State of New York, without
regard to principles
 of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the Financial
Industry Regulatory Authority ("FINRA"), with venue in
 New York City, New York. Each of the
parties
hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an
arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney's fees .
14. Entire Agreement, Amendment,
Severability and Force
Majeure: Thi s Agreement contains the
entire agreement between Issuer and
Jumpstart regarding this
 Agreement. If any provision of this
Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect.
Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of regulators, acts of God, terrorism, shortage of supply, labor difficulties
(including strikes), war, civil unrest,
fire, floods,
electrical outages, equipment or
transmission failures,
internet interruptions, vendor failures
(including information
 technology providers), or other similar
causes. This Agreement constitutes the
entire agreement between
 the parties with respect to the
subject matter hereof. This Agreement must be amended in writing.

15. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This
Agreement may be
executed by signatures, electronically or otherwise, delivered by facsimile or email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.

IN WITNESS WHEREOF, the parties have
entered into
this Agreement as of the date set forth
above.


JumpStart Securities, LLC